October 23, 2008

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES THIRD QUARTER 2008 POSITIVE NET INCOME OF $0.6 MILLION OR $0.02 EARNINGS PER SHARE WHILE INCREASING RESERVE FOR CREDIT LOSSES TO NEARLY $45 MILLION OR 2.18% OF LOANS; Q3 NON-PERFORMING ASSETS SLIGHTLY BELOW PRIOR QUARTER

•	Credit Quality: Reserve for credit losses increased to $44.8 million or a strong 2.18% of total loans.

•	Credit Quality: Non-performing assets (NPAs) eased from immediately preceding (linked) quarter.

•	Capital Ratios: up to 11.47% with $53 million surplus above “well-capitalized.” (tax equivalent basis)

•	Earnings Per Share: at $0.02 with net income at $0.6 million.

•	Total Deposits: 1.9% below year ago; up 10.8% on a linked-quarter basis.

•	Total Loans: up 0.4% year-over-year and down slightly from the linked-quarter.

•	Net Interest Margin: 4.42% vs. 4.52% on a linked-quarter basis.

FINANCIAL PERFORMANCE:
BEND, Ore, October 23/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB) reported third quarter 2008 Diluted Earnings Per Share (EPS-diluted) at $0.02 per share compared to $0.35 for the year-ago quarter and $0.01 for the linked-quarter. The Company reported continued positive Net Income for the third quarter 2008 of $0.6 million versus $10.0 million a year-ago and up from $0.2 million for the linked-quarter. Year- to-date net income is $6.8 million or $0.24 per share.

“We are pleased to report ongoing positive earnings for the third quarter and year-to-date. In response to challenging economic times most of this quarter’s earnings were offset by increased reserves for credit losses,” said Patricia L. Moss, CEO. “We are encouraged that, apart from the known issues in our residential land development portfolio, credit quality metrics in other loan categories were stable during the quarter. We believe our proactive and consistent efforts to monitor, recognize, and remediate loan issues contributed to our overall credit quality.” She concluded “Our financial strength, 'well-capitalized' status, substantial reserves and strong cash flow generation provide the resources necessary to meet the challenges of today and supports our customers’ confidence in Bank of the Cascades.”

Management believes Cascade’s credit quality issues continue to be largely confined within the residential development portfolio, which represents approximately 13% of total loans. Accordingly, third quarter 2008 includes a $15.0 million (pre-tax) provision for credit losses and net loan charge-offs of $8.2 million (pre-tax) mainly related to the residential development portfolio. As a result of the heightened provision, the Reserve for Credit Losses increased to nearly $45 million or a solid 2.18% of total loans, up from 1.94% and 1.37% for the linked-quarter and year-ago period, respectively. In addition to its strong reserves, the Company has $163.3 million in tangible capital and is designated a “well-capitalized” bank according to regulatory guidelines with estimated total risk-based capital at 11.47% as of September 30, 2008, exceeding the 10% benchmark by a tax-effected margin of approximately $53.3 million. Further, Cascade’s pre-tax, pre-provision earnings are in the top 15% of banks in the nation its size.

LOAN PORTFOLIO AND CREDIT QUALITY:
At September 30, 2008, Cascade’s Loan Portfolio was $2.05 billion, essentially flat as compared to a year-ago and on a linked-quarter basis. Management believes that overall loan growth will likely remain muted until such time as the economic downturn runs its course. We continue to assist consumer and business relationship customers with their credit needs. Because of the nature of its markets, real estate has historically represented a significant portion of the Company’s overall loan portfolio and is frequently a material component of collateral for the Company’s loans.

At September 30, 2008, loans delinquent >30 days were steady at 0.21% of total loans compared to 0.19% for the linked-quarter and 0.46% at year-end 2007. This compares favorably to peer banks whose average delinquency rates were 0.89% at prior quarter end. Delinquency rates in commercial real estate (CRE) and commercial (C&I) portfolios were 0.03% and 0.08% respectively, indicating continued stable credit quality at this time.

NPAs (including non-performing loans and certain other real estate owned (OREO)) were modestly lower at $109.1 million, or 4.5% of total assets compared to $127.1 million or 5.2% of total assets for the linked-quarter. NPAs are primarily related to the Company’s residential land acquisition and development loan portfolio. The decrease in NPAs primarily resulted largely from reclassification of a previously reported non-performing OREO as mentioned below. See accompanying table for distribution of loans and NPAs by region.

OREO was $37.2 million at September 30, 2008 compared to $33.9 million in the prior quarter. During the quarter the Company sold 10 OREO lots, while approximately $5.5 million in assets were added to OREO at estimated fair value, primarily in residential land development assets. Note that beginning with the third quarter approximately $16.2 million of OREO balance is not classified as non-performing because it was determined that the commercial building revenues being received on a particular OREO property exceeded the interest income previously received on the underlying loan. Apart from this adjustment, NPAs were slightly lower as compared to the prior quarter.

The Company carries NPAs at the estimated net realizable fair value; however, because of the uncertain real estate market, no assurance can be given that the ultimate disposition of such assets will be at or above such value. The orderly resolution of non-performing loans as well as expedient disposition of OREO properties is a priority for management.

Management believes the reserve for credit losses is at an appropriate level based on frequently updated evaluation and analysis of portfolio credit quality in conjunction with prevailing economic conditions. With uncertainty as to the depth and duration of the real estate slowdown and its economic effect on the communities within Cascades’ banking markets, forward assurances cannot be given that the reserve will be adequate in future periods or that the level of NPAs will subside. Further provisioning and charge-offs may be required before values stabilize.

DEPOSITS:
Customer Relationship Deposits1  continued to ease during the third quarter reflecting the slowing economy. Such deposits totaled $1.4 billion at September 30, 2008, down 12.6% compared to a year-ago and down 3.1% on a linked-quarter basis. Total Deposits were $1.8 billion at September 30, 2008, down 1.9% compared to a year-ago but up 10.8% on a linked-quarter basis as the bank accessed the brokered time deposit market to augment aggregate deposits. Note that Cascade’s proportion of time deposits to total deposits continues to remain well below its peer banks because of its focus on relationship deposits.

_____________________________________
1 Customer relationship deposits include core deposit transaction accounts such as checking, money market and savings, while excluding all wholesale or brokered deposits and time deposits greater than $100,000.

NET INTEREST MARGIN & INTEREST RATE RISK:
Third quarter 2008 Net Interest Margin (NIM) was 4.42% compared to 4.52% for the linked-quarter, and 5.24% for the year-ago quarter. While the overall cost of funds remained unchanged at 1.90% from the prior quarter, the lower NIM was primarily due to interest reversed and foregone on non-performing loans and lower loan fees.

Yields on earning assets during the third quarter of 2008 were 6.28% compared to 6.38% in the linked-quarter and down from 8.29% in the year-ago quarter. The year-over-year and linked-quarter decline in yields were mainly a result of declining market rates as well as the effect of interest forgone and reversed on non-performing loans. The average rate paid on interest bearing liabilities was relatively flat at 2.35% for the current quarter as compared to 2.37% for the linked-quarter and is below the 4.11% for the year ago quarter due to declining rate environment.

Because one of Cascade’s strengths is its relatively high proportion of non-interest bearing deposits, lower market interest rates may modestly compress the Company’s NIM as yields decline against an already low cost of funds. Importantly, this effect should also reverse once the economy rebounds. See cautionary “Forward Looking Statements” below and in Cascade’s Form 10-K report for further information on risk factors including interest rate risk.

NON-INTEREST INCOME AND EXPENSE:
Non-Interest Income for the third quarter of 2008 was $5.5 million compared to the year-ago quarter of $5.2 million and $5.0 million for the linked-quarter. The increase was mainly a result of a $0.4 million in gain on the sales of investment securities. Note that other income includes approximately $0.3 million in realized revenue primarily on the performing OREO property discussed above. Bank service and other fee income categories were generally flat.

As a result of tightening credit conditions and related home-buyer caution, residential mortgage originations were down 41.3% to $21.3 million for the current quarter compared to $36.3 million in the linked-quarter and down 45.1% from the year-ago period. Lower originations caused net mortgage related revenues to decline $0.3 million in the third quarter of 2008 when compared to the both linked-quarter and year-ago periods. Note that the Company has focused on originating conventional mortgage products throughout its history while purposefully avoiding sub-prime / option-ARM type products. As a result, the delinquency rate within Cascade’s $510 million portfolio of serviced residential mortgage loans is only 0.55%, notably below the national mortgage delinquency rate of 6.41% at September 30, 2008. The fair value of servicing portfolio is estimated to exceed book value by amounts ranging from $1.2 million to $2.3 million.

Non-Interest Expense decreased compared to prior periods primarily due to a $2.1 million reduction in the reserve for unfunded commitments as a result of declining outstanding commitments and lower estimated reserve rates. Excluding this factor, normalized non interest expense levels for the third quarter were down 5.1% compared to the linked-quarter and up 3.9% from the year-ago period. When compared to the year-ago quarter, adjusted expenses were higher due to OREO and related costs which totaled approximately $0.5 million for the quarter. Management anticipates that aside from the possible volatility of OREO related costs, normalized non interest expense levels should be flat to down slightly during the next quarter.

Cascade is currently evaluating the federal government's Troubled Asset Relief Program created pursuant to the recently enacted Emergency Economic Stabilization Act, which includes legislation concerning access to capital, problem asset resolution and other items.

BUSINESS STRATEGY:
Operating in some of the fastest growing markets in the nation, Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. In terms of banking growth markets, Cascade ranks as the top community bank footprint in the Northwest. Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been repeatedly named among the top performing banks in the nation by industry publications. The Bank is honored to be among the top Oregon "Best 100 Companies to Work For”, as compiled by Oregon Business Magazine. For further information on Bank of the Cascades, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties may include but are not necessarily limited to general and local economic conditions, including the residential and commercial real estate markets; changes in interest rates, including timing or relative degree of change; inflation; credit quality and concentrations; competition within the business areas in which Cascade is conducting its operations; changes in regulatory conditions or requirements or new legislation; and changes in accounting policies. These statements include, among others, statements related to future profitability levels and future earnings. For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

# # #

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)
	Year over Year			Linked Quarter
	3rd Qtr	3rd Qtr	%	3rd Qtr	2nd Qtr	%
Balance Sheet Data (at period end)	2008	2007	Change	2008	2008	Change
Investment securities	$84,647	$97,857	-13.5%	$84,647	$90,492	-6.5%
Loans, gross	2,049,695	2,041,573	0.4%	2,049,695	2,066,091	-0.8%
Total assets	2,410,535	2,403,717	0.3%	2,410,535	2,443,888	-1.4%
Total deposits	1,757,883	1,792,301	-1.9%	1,757,883	1,586,666	10.8%
Non-interest bearing deposits	446,470	471,140	-5.2%	446,470	417,076	7.0%
Customer relationship deposits (1)	1,409,819	1,612,950	-12.6%	1,409,819	1,454,865	-3.1%
Total shareholders' equity (book)	276,706	284,737	-2.8%	276,706	276,033	0.2%
Total shareholders' equity (tangible)	163,343	169,793	-3.8%	163,343	162,275	0.7%
Income Statement Data
Interest income	$34,111	$43,956	-22.4%	$34,111	$34,260	-0.4%
Interest expense	10,146	16,232	-37.5%	10,146	10,014	1.3%
Net interest income	23,965	27,724	-13.6%	23,965	24,246	-1.2%
Loan loss provision	15,024	1,750	758.5%	15,024	12,600	19.2%
Net interest income after loan loss provision	8,941	25,974	-65.6%	8,941	11,646	-23.2%
Noninterest income	5,530	5,198	6.4%	5,530	5,008	10.4%
Noninterest expense	13,809	15,319	-9.9%	13,809	16,763	-17.6%
Income (loss) before income taxes	662	15,853	-95.8%	662	(109)	-707.3%
Provision (credit) for income taxes	88	5,835	-98.5%	88	(290)	130.3%
Net income	$574	$10,018	-94.3%	$574	$181	217.1%
Share Data
Basic earnings per common share	$0.02	$0.35	-94.2%	$0.02	$0.01	217.0%
Diluted earnings per common share	$0.02	$0.35	-94.1%	$0.02	$0.01	217.0%
Book value per common share	$9.85	$10.06	-2.1%	$9.85	$9.83	0.2%
Tangible book value per common share	$5.82	$6.00	-3.1%	$5.82	$5.78	0.6%
Cash dividends paid per common share	$0.01	$0.09	-88.9%	$0.01	$0.10	-90.0%
Ratio of dividends declared to net income	48.67%	25.46%	91.2%	48.67%	1543.04%	-96.8%
Basic Average shares outstanding	27,947	28,340	-1.4%	27,947	27,929	0.1%
Fully Diluted average shares outstanding	28,078	28,673	-2.1%	28,078	28,061	0.1%
Key Ratios
Return on average total shareholders' equity (book)	0.80%	14.25%	-94.4%	0.80%	0.26%	207.7%
Return on average total shareholders' equity (tangible) (2)	1.34%	24.26%	-94.5%	1.34%	0.43%	211.6%
Return on average total assets	0.09%	1.69%	-94.7%	0.09%	0.03%	200.0%
Pre-tax pre provision return on average total assets	2.57%	2.97%	-13.4%	2.57%	2.08%	23.5%
Net interest spread	3.91%	4.18%	-6.5%	3.91%	4.02%	-2.7%
Net interest margin	4.42%	5.24%	-15.6%	4.42%	4.52%	-2.2%
Total revenue (net int inc + non int inc)	$29,495	$32,922	-10.4%	$29,495	$29,254	0.8%
Efficiency ratio (3)	53.94%	46.53%	15.9%	53.94%	57.30%	-5.9%
Credit Quality Ratios
Reserve for credit losses	44,760	27,955	60.1%	44,760	40,036	11.8%
Reserve to ending total loans	2.18%	1.37%	59.5%	2.18%	1.94%	12.7%
Non-performing assets (4)	109,072	21,474	407.9%	109,072	127,105	-14.2%
Non-performing assets to total assets	4.52%	0.89%	406.5%	4.52%	5.20%	-13.0%
Delinquent >30 days to total loans	0.21%	0.09%	146.4%	0.21%	0.19%	12.0%
Net charge-offs	8,176	1,554	426.1%	8,176	9,927	-17.6%
Net loan charge-offs (annualized)	1.58%	0.31%	408.2%	1.58%	1.93%	-18.0%
Mortgage Activity
Mortgage Originations	$21,308	$38,810	-45.1%	$21,308	$36,296	-41.3%
Total Servicing Portfolio (sold loans)	$509,513	$493,638	3.2%	$509,513	$510,727	-0.2%
Capitalized Mortgage Servicing Rights (MSRs)	$3,679	$3,841	-4.2%	$3,679	$3,810	-3.4%
Capital Ratios
Average shareholders' equity to average assets	11.65%	11.85%	-1.7%	11.65%	11.69%	-0.3%
Leverage ratio (5) (Est Q3-08)	9.91%	10.52%	-5.8%	9.91%	9.93%	-0.2%
Total risk-based capital ratio (5) (Est Q3-08)	11.47%	11.58%	-0.9%	11.47%	11.24%	2.0%

Notes:
(1)
Customer relationship deposits include core deposit transaction accounts such as checking, money market and savings, while excluding all wholesale or brokered deposits and time deposits greater than $100,000.

(2)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass and F&M Holding Company.
(3)	Efficiency ratio is noninterest expense (adj for one-time adjs) divided by (net interest income + noninterest income).
(4)	Non-performing assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(5)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 9/30/08: 28,087,198

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Year over Year Quarter			Linked Quarter		Year over Year YTD
	3rd Qtr	3rd Qtr	%	2nd Qtr	%	Nine months ended September 30,		%
	2008	2007	Change	2008	Change	2008	2007	Change
Interest income:
Interest and fees on loans	$32,938	$42,547	-22.6%	$33,079	-0.4%	$103,015	$124,115	-17.0%
Taxable interest on investments	1,093	1,290	-15.3%	1,068	2.3%	3,212	3,945	-18.6%
Nontaxable interest on investments	40	66	-39.4%	53	-24.5%	154	222	-30.6%
Interest on federal funds sold	(6)	41	-114.6%	10	-160.0%	17	149	-88.6%
Interest on interest bearing balances from FHLB	45	1	4400.0%	1	4400.0%	3	193	-98.4%
Dividends on Federal Home Loan Bank stock	1	11	-90.9%	49	-98.0%	111	28	296.4%
Total interest income	34,111	43,956	-22.4%	34,260	-0.4%	106,512	128,652	-17.2%

Interest expense:
Deposits:
Interest bearing demand	3,396	8,388	-59.5%	3,934	-13.7%	13,050	22,602	-42.3%
Savings	36	49	-26.5%	35	2.9%	110	157	-29.9%
Time	3,045	4,369	-30.3%	2,469	23.3%	8,628	12,340	-30.1%
Junior subordinated debentures and other borrowings	3,669	3,426	7.1%	3,576	2.6%	11,453	11,739	-2.4%
Total interest expense	10,146	16,232	-37.5%	10,014	1.3%	33,241	46,838	-29.0%

Net interest income	23,965	27,724	-13.6%	24,246	-1.2%	73,271	81,814	-10.4%
Loan loss provision	15,024	1,750	758.5%	12,600	19.2%	32,124	3,800	745.4%
Net interest income after loan loss provision	8,941	25,974	-65.6%	11,646	-23.2%	41,147	78,014	-47.3%

Noninterest income:
Service charges on deposit accounts	2,552	2,597	-1.7%	2,537	0.6%	7,490	7,295	2.7%
Mortgage loan origination and processing fees	279	423	-34.0%	406	-31.3%	1,138	1,363	-16.5%
Gains on sales of mortgage loans, net	53	183	-71.0%	194	-72.7%	483	681	-29.1%
Gains on sales of investment securities AFS	436	260	67.7%	-	100.0%	436	260	67.7%
Gains on sales of other real estate owned	62	-	100.0%	-	100.0%	35	-	100.0%
Card issuer and merchant services fees, net	982	1,038	-5.4%	1,005	-2.3%	2,879	2,988	-3.6%
Earnings on bank-owned life insurance	211	140	50.7%	287	-26.5%	763	983	-22.4%
Other income	955	557	71.5%	579	64.9%	2,816	2,448	15.0%
Total noninterest income	5,530	5,198	6.4%	5,008	10.4%	16,040	16,018	0.1%

Noninterest expense:
Salaries and employee benefits	8,959	8,925	0.4%	9,093	-1.5%	27,211	27,261	-0.2%
Occupancy & equipment	1,695	1,725	-1.7%	1,713	-1.1%	5,233	4,952	5.7%
Communications	545	491	11.0%	491	11.0%	1,592	1,512	5.3%
Advertising	333	330	0.9%	348	-4.3%	1,006	960	4.8%
Legal	169	206	-18.0%	307	-45.0%	826	415	99.0%
OREO & collection expenses	494	8	6075.0%	1,186	-58.3%	2,452	29	8355.2%
Other expenses	1,614	3,634	-55.6%	3,625	-55.5%	9,627	11,540	-16.6%
Total noninterest expense	13,809	15,319	-9.9%	16,763	-17.6%	47,947	46,669	2.7%
Income (loss) before income taxes	662	15,853	-95.8%	(109)	-706.9%	9,240	47,363	-80.5%
Provision (credit) for income taxes	88	5,835	-98.5%	(290)	130.3%	2,445	17,643	-86.1%
Net income	$574	$10,018	-94.3%	$181	216.9%	$6,795	$29,720	-77.1%

Basic net income per common share	$0.02	$0.35	-94.2%	$0.01	215.4%	$0.24	$1.05	-76.8%

Diluted net income per common share	$0.02	$0.35	-94.2%	$0.01	218.8%	$0.24	$1.04	-76.6%

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (unaudited)

	Year over Year			Linked Quarter
	3rd Qtr	3rd Qtr	%	2nd Qtr	%
	2008	2007	Change	2008	Change
ASSETS
Cash and cash equivalents:
Cash and due from banks	$50,616	$60,363	-16.1%	$63,903	-20.8%
Interest bearing balances due from FHLB	64	72	-11.1%	39	64.1%
Federal funds sold	2,938	807	264.1%	-	100.0%
Total cash and cash equivalents	53,618	61,242	-12.4%	63,942	-16.1%
Investment securities available-for-sale	82,436	94,675	-12.9%	88,279	-6.6%
Investment securities held-to-maturity	2,211	3,182	-30.5%	2,212	0.0%
Federal Home Loan Bank stock	13,366	6,991	91.2%	12,087	10.6%
Loans, net	2,005,974	2,016,781	-0.5%	2,029,218	-1.1%
Premises and equipment, net	36,382	38,878	-6.4%	36,312	0.2%
Goodwill	105,047	105,047	0.0%	105,047	0.0%
Core deposit intangible	8,316	9,897	-16.0%	8,711	-4.5%
Bank-owned life insurance	34,067	32,713	4.1%	33,857	0.6%
Other real estate owned (OREO)	37,196	375	9818.9%	33,943	9.6%
Accrued interest and other assets	31,922	33,936	-5.9%	30,280	5.4%
Total assets	$2,410,535	$2,403,717	0.3%	$2,443,888	-1.4%

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$446,470	$471,140	-5.2%	$417,076	7.0%
Interest bearing demand	747,865	949,162	-21.2%	832,840	-10.2%
Savings	38,459	41,142	-6.5%	37,204	3.4%
Time deposits	525,090	330,857	58.7%	299,546	75.3%
Total deposits	1,757,884	1,792,301	-1.9%	1,586,666	10.8%
Junior subordinated debentures	68,558	68,558	0.0%	68,558	0.0%
Federal funds purchased	-	15,035	100.0%	87,481	-100.0%
Other borrowings	279,029	200,799	39.0%	395,986	-29.5%
Customer repurchase agreements	11,925	16,581	-28.1%	11,864	0.5%
Accrued interest and other liabilities	16,433	25,706	-36.1%	17,300	-5.0%
Total liabilities	2,133,829	2,118,980	0.7%	2,167,855	-1.6%

Stockholders' equity:
Common stock, no par value;	158,158	164,200	-3.7%	157,706	0.3%
Retained earnings	118,518	120,150	-1.4%	118,224	0.2%
Unrealized gains on investment securities
available-for-sale, net of deferred income taxes	30	387	-92.2%	103	-70.9%
Total stockholders' equity	276,706	284,737	-2.8%	276,033	0.2%
Total liabilities and stockholders' equity	$2,410,535	$2,403,717	0.3%	$2,443,888	-1.4%

CASCADE BANCORP (CACB)
Loan Portfolio & Reserve for Credit Losses
(Dollars in thousands)
(unaudited)

Loan portfolio	9/30/2008	% of gross loans	6/30/2008	% of gross loans	12/31/2007	% of gross loans
Commercial	$608,714	30%	$616,121	30%	$606,408	29%
Real Estate:
Construction/lot	595,938	29%	649,846	31%	686,829	33%
Mortgage	94,380	5%	89,540	4%	88,509	4%
Commercial	694,458	34%	660,202	32%	612,694	30%
Consumer	56,311	3%	50,382	2%	47,038	2%
Total loans	2,049,801	100%	2,066,091	100%	2,041,478	99%
Less reserve for loan losses	43,721		36,873		33,875
Total loans, net	$2,006,080		$2,029,218		$2,007,603

	Three months ended
	September 30,
	2008	2007
Reserve for loan losses:
Balance at beginning of period	$36,873	$24,597
Loan loss provision	15,024	1,750
Recoveries	269	288
Loans charged off	(8,445)	(1,843)
Balance at end of period	$43,721	$24,792

Reserve for unfunded commitments:
Balance at beginning of period	$3,163	$3,413
Provision (credit) for unfunded commitments	(2,124)	(250)
Balance at end of period	$1,039	$3,163

Reserve for credit losses:
Reserve for loan losses	$43,721	$24,792
Reserve for unfunded commitments	1,039	3,163
Total reserve for credit losses	$44,760	$27,955

CASCADE BANCORP (CACB)
Loan Breakdown by Region
(Dollars in thousands)
(unaudited)

Loan Breakdown by Region as of 9/30/08

Loan portfolio	Central Oregon	% of gross loans	Northwest Oregon	% of gross loans	Southern Oregon	% of gross loans	Idaho	% of gross loans	Bank total	% of gross loans
Commercial	$192,600	27%	$191,700	43%	$53,800	21%	$167,400	27%	$605,500	30%
Construction/lot	191,186	26%	114,700	26%	66,400	26%	224,900	36%	597,186	29%
Mortgage	44,049	6%	9,175	2%	8,480	3%	32,677	5%	94,380	5%
Commercial	266,300	37%	127,400	28%	119,600	47%	176,700	28%	690,000	34%
Consumer	27,360	4%	6,325	1%	4,120	2%	24,823	4%	62,629	3%
Total Loans	$721,495	100%	$449,300	100%	$252,400	100%	$626,500	100%	$2,049,695	100%

CASCADE BANCORP (CACB)
CONSTRUCTION/LOT BREAKDOWN BY REGION
(Dollars in thousands)
(unaudited)

	9/30/2008	% of category	% of Constr / lot portfolio	% of gross loans	12/31/2007

Residential Land Development:
Raw Land	$96,354	35%	15%	5%	$107,160
Land Development	159,842	58%	25%	8%	183,809
Speculative Lots	19,618	7%	3%	1%	20,916
	$275,814	100%	42%	13%	$311,885

Geographic distribution by region:
Central Oregon	$96,609	35%	15%	5%	$107,150
Northwest Oregon	4,706	2%	1%	0%	5,328
Southern Oregon	24,785	9%	4%	1%	32,541
Total Oregon	126,101	46%	19%	6%	145,019
Idaho	149,713	54%	23%	7%	166,866
Grand total	$275,814	100%	42%	13%	$311,885

Residential Construction:
Pre sold	$59,906	53%	9%	3%	$64,714
Lots	18,023	16%	3%	1%	20,575
Speculative Construction	35,036	31%	5%	2%	58,048
	$112,965	100%	17%	5%	$143,337

Geographic distribution by region:
Central Oregon	$48,011	43%	7%	2%	$52,785
Northwest Oregon	28,499	25%	4%	1%	31,652
Southern Oregon	8,137	7%	1%	0%	14,252
Total Oregon	84,647	75%	13%	4%	98,689
Idaho	28,318	25%	4%	1%	44,648
Grand total	$112,965	100%	17%	5%	$143,337

Commercial Construction:
Pre sold	$30,102	14%	5%	1%	$61,298
Lots	14,218	7%	2%	1%	17,525
Speculative	134,244	64%	21%	6%	125,271
Speculative Lots	29,844	14%	5%	1%	30,815
	$208,407	100%	32%	10%	$234,909

Geographic distribution by region:
Central Oregon	$46,665	22%	7%	2%	$68,411
Northwest Oregon	81,479	39%	13%	4%	81,683
Southern Oregon	33,521	16%	5%	2%	39,235
Total Oregon	161,665	78%	25%	8%	189,329
Idaho	46,742	22%	7%	2%	45,580
Grand total	$208,407	100%	32%	10%	$234,909

CASCADE BANCORP (CACB)
Non-Performing Assets
(Dollars in thousands)
(unaudited)

Non-Performing Assets by Region as of 9/30/08

Region	9/30/2008	% of total NPAs	6/30/2008	% of total NPAs	3/31/2008	% of total NPAs	12/31/2007	% of total NPAs
Central Oregon	$33,495	31%	$27,603	22%	$5,560	6%	$5,793	10%
Northwest Oregon	1,518	1%	17,513	14%	17,542	18%	1,615	3%
Southern Oregon	27,024	25%	26,190	21%	28,822	30%	22,876	41%
Total Oregon	$62,037	57%	$71,306	56%	$51,924	54%	$30,284	54%
Idaho	47,035	43%	55,799	44%	44,116	46%	25,397	46%
Grand total	$109,072	100%	$127,105	100%	$96,040	100%	$55,681	100%

Non-Performing Assets by Loan Type as of 9/30/08

	$ Millions	% NPAs	% of Related Portfolio
Land Development	78,800	72.2%	28.6%
Res Construction	8,900	8.2%	7.9%
Commercial Construction	3,500	3.2%	1.7%
Commercial RE	12,700	11.6%	1.8%
C&I / Other	5,200	4.8%	0.7%
	109,100	100.0%	5.3%

Delinquent Loans as % of Related Portfolio

	30-59 days past due	>60 days past due	% of Related Portfolio
Land Development	0.25%	1.42%	1.67%
Res Construction	0.26%	0.00%	0.26%
Commercial Construction	0.00%	0.00%	0.00%
Commercial RE	0.05%	0.03%	0.08%
C&I	0.20%	0.07%	0.27%
Consumer	0.24%	0.03%	0.27%
Total loan portfolio	0.12%	0.09%	0.21%

CASCADE BANCORP (CACB)
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)

	Year over Year			Linked Quarter
	3rd Qtr	3rd Qtr	%	2nd Qtr	%
Three Months Ended:	2008	2007	Change	2008	Change

Average Assets	$2,429,699	$2,354,256	3.2%	$2,412,508	0.7%
Average Loans	2,067,568	1,997,010	3.5%	2,058,327	0.4%
Average Deposits	1,650,637	1,802,099	-8.4%	1,642,401	0.5%
Average Investment Securities	87,148	101,244	-13.9%	87,844	-0.8%
Average Other Earning Assets	14,808	10,507	40.9%	12,680	16.8%
Average Non Interest Bearing Deposits	407,420	476,707	-14.5%	414,130	-1.6%
Average Customer Relationship Deposits	1,411,593	1,584,492	-10.9%	1,642,401	-14.1%
Average Earnings Assets	2,169,524	2,108,761	2.9%	2,158,851	0.5%
Average Interest Bearing Liabilities	1,715,196	1,567,474	9.4%	1,695,171	1.2%
Average Borrowings	471,979	242,082	95.0%	466,901	1.1%
Average Common Equity (book)	283,143	278,995	1.5%	282,084	0.4%
Average Common Equity (tangible)	169,544	163,816	3.5%	168,093	0.9%

	September 30,	September 30,	%	December 31,	%
Balances as of:	2008	2007	Change	2007	Change

Mortgage loans held for sale	$2,002	$1,748	14.5%	$4,306	-53.5%
Intangibles & goodwill	113,363	114,944	-1.4%	114,549	-1.0%

Loans past due >90 days, not on non-accrual status	51	51		51	0.0%
Loans on non-accrual status	88,017	21,046	318.2%	45,865	91.9%
Total non-performing loans (NPLs)	88,068	21,097	317.4%	45,916	91.8%
OREO - non performing	21,004	376	5486.2%	9,765	115.1%
Total non-performing assets	$109,072	$21,473	407.9%	$55,681	95.9%

Operating commercial real estate OREO property	16,195	-	100.0%	-	100.0%
Total other real estate owned	37,199	376	9793.4%	9,765	280.9%

Selected ratios:
NPLs to total gross loans	4.30%	1.03%	315.8%	2.25%	91.0%
NPAs to total gross loans and OREO	5.23%	1.05%	397.0%	2.71%	92.5%
NPAs to total assets	4.52%	0.89%	406.5%	2.33%	94.6%

Shares Outstanding (actual)	28,087	28,298	-0.7%	28,034	0.2%